Exhibit 10.8

Agreement for the Provision of Telecommunications Services

Between
Société Internationale
de Télécommunications
Aéronautiques

(“SITA”)

And

Internet Travel
Technologies, Inc.

(“Customer”)

4.3           The Customer will not use the Service to transmit, distribute, disseminate, publish, or store any material that:

(a)           is in violation of any applicable local, national, or international law or regulation;

(b)           is defamatory, abusive, obscene, indecent, or harassing; or that threatens or encourages bodily harm, destruction of property, or infringement of the lawful rights of any Party;

(c)           violates the privacy of any party as protected by applicable local, national, or international law or regulation; or

(d)           contains software viruses, trojan horses, or any computer code, files, or programs designed to disrupt, destroy, invade, gain unauthorized access to, corrupt, observe, or modify without authorization, data, software, computing or network devices, or telecommunications equipment.

4.4           The Customer will not use the Service to access any computer, network, or data without authorization or in a manner which exceeds authorization including, any attempt to:

(a)           retrieve, alter, or destroy data;

(b)           probe, scan or test the vulnerability of a system or network; or

(c)           breach or defeat system or network security, authentication, authorization, confidentiality, intrusion detection, monitoring, or other security measures.

4.5           Notwithstanding Article 9.3 hereof, should SITA suffer any damage in relation to use of the Service or the SITA Network by the Customer arising from but not limited to any breach by the Customer of Articles 4.2, 4.3 and 4.4, the Customer agrees to indemnify and hold harmless SITA and its subcontractors against and from any damages, costs and/or expenses, for claims brought against SITA by any third party or by the Customer hereto and arising out of the Customer’s use of the Service or the SITA Network. The Customer undertakes to provide all information necessary to allow SITA to defend itself against such claims.

4.6           The Customer will not interconnect the SITA Network, or cause or allow the SITA Network to be interconnected, with any other network unless SITA has given Customer its prior written approval. Any breach of this provision will be a material breach of this Agreement.

4.7           The Customer agrees that throughout the term of this Agreement, they will not directly or indirectly connect to the SITA network, resell, or in any other way provide or allow access to the Service, or a part of it, to any third party. Any breach of that provision by the Customer will be considered as a material breach of this Agreement.

5.             Support services

5.1           In addition to the Service Schedules, SITA will:

(a)           order from the relevant Telecommunications Operator the Local Access Lines required to provide the Service to the Customer;

(b)           test the Local Access Lines before or at the time of the installation of a Connection;

(c)           pay to the Telecommunications Operator all charges, fees and taxes relative to the lease and usage of Local Access Lines and recharge such amounts to the Customer pursuant to the provisions of Article 8;

(d)           supervise the Local Access Lines, report to the Telecommunications Operator faults and failures related to services provided by the Telecommunications Operator and follow-up the Telecommunications Operator repair services.

5.2           Where SITA is not authorized or permitted by local regulations to order and lease Local Access Lines. SITA will promptly inform the Customer, so that the Customer can order and pay for such Local Access Lines. In such event, the Customer will give to SITA a copy of its order to the Telecommunications Operator and all related documentation. Upon SITA’s reasonable request, the Customer agrees to inform SITA of the status of such order and the availability date for the Local Access Lines.

5.3           When SITA is to order the Local Access Lines Equipment necessary to implement the Service from the Telecommunications Operator, the provisions of Articles 7.2, 7.3, 7.4, 7.5 and 7.6 shall be applicable as if all references therein to Equipment were to Local Access Lines Equipment and as if all references to SITA were references to the Telecommunications Operator. Should SITA be prevented from ordering such Local Access Lines Equipment the Customer will be

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Access Lines Equipment, a Telecommunications Operator shall not be regarded as acting as a sub-contractor of SITA.

5.5           The SITA customer support help desk facilities and escalation procedures are available to the Customer to obtain technical advice and guidance on the operation and use of the Service and also for the reporting of Service faults, as notified by SITA to the Customer.

6.             Ordering procedure

6.1           When wishing to receive a Service at a new location or to cancel a Connection, the Customer will comply with the SITA Service Ordering Procedures which are incorporated into this Agreement as posted at http://core-ctl.sita.aero. and/or in the Pricing Schedules.

6.2           Any order for Equipment or Service placed by the Customer will be subject to this Agreement which shall override any other terms and conditions referred to expressly or implicitly by the Customer, including but not limited to the Customer’s purchase order or any other form of writing.

6.3           The Customer understands that local laws and regulations may, in some places, impose restrictions on the availability of certain Service ordered by the Customer.

7.             Equipment

7.1           When, as part of the Service, the Parties have agreed on the provision of certain Equipment, SITA will, where permitted by local regulations, provide and install the Equipment necessary for the provision of the Service. Where local regulations do not allow SITA to provide Equipment, the Parties will agree whether this Equipment will be ordered from the Telecommunications Operator by SITA on behalf of the Customer or will be provided by the Customer. Where the Equipment is provided by the Telecommunications Operator, SITA will pay all applicable fees associated with that Equipment and will charge those fees back to the Customer, pursuant to the provisions of Article 8.

7.2           To permit the installation of the Equipment and the provision of the Service, the Customer agrees to prepare the site where the Equipment is to be installed (provision of space, power supply, electrical installation and cabling), to give SITA or its sub-contractor access to the premises where the Equipment is to installed or maintained and, if necessary, to authorize SITA or its sub-contractor to disconnect and remove any other equipment and/or obtain every necessary consent or authorization required for the performance of this Agreement.

7.3           The Customer agrees that any Equipment supplied by SITA remains the property of SITA. The Customer agrees to be responsible to SITA for any damage to or loss of the Equipment and will bear all risks related to such Equipment, from the time of delivery to the place of Connection.

7.4           The Customer is responsible for the operation and unkeep of the Equipment and undertakes to follow SITA’s or the manufacturer’s instructions regarding the operation, care, use and environmental conditions of the Equipment. The Customer agrees not to disconnect, remove, alter, interfere or make any modification to the Equipment or use it in conjunction with other equipment incompatible with the Equipment or Service provided by SITA. Except for fair wear and tear, the Customer will ensure that the Equipment is maintained and returned to SITA in good working order and condition.

7.5           The Customer will ensure that all equipment not provided by SITA conforms and continues to conform to technical standards and communications protocols compatible with the operation of the SITA Network. If necessary, SITA will be available to the Customer to answer questions. Unless otherwise agreed in writing between the Parties, the Customer will remain responsible for the operation, maintenance and management of such equipment.

7.6           Every visit to a location and intervention on the Equipment which is made necessary by: (a) improper treatment or use of Equipment by the Customer, (b) servicing and maintenance other than normal servicing performed by SITA or its sub-contractor, (c) modifications which have not been carried out by SITA or its sub-contractor, (d) failure by the Customer to meet SITA’s or the manufacturer’s instructions, (e) negligence by the Customer, and/or (f) any event of force majeure, will be charged separately to the Customer, in addition to the charges set forth in the Pricing Schedule, for any material or Equipment expenditures and on an hourly basis.

8.             Charges payable to SITA

8.1           All charges payable by the Customer in consideration for the Service are as specified in the Pricing Schedule. All charges are payable to SITA as from the Date of Connection. Where SITA is not responsible for all or part of the installation work which is to be performed at the Customer’s premises or if installation is dependent upon information to be provided by the Customer, and SITA has performed its part of the Service, charges are payable 7 days after completion of the configuration of the port on the SITA Network.

8.2           The Customer agrees to pay to SITA all costs corresponding to Local Access Lines and Local Access Lines Equipment, including any charge for the installation or de-installation of the Local Access Lines, rental charges and PSTN usage charges, which are invoiced to SITA by the Telecommunications Operator in relation to the Service. SITA is not responsible for any modification to or increase in the charges levied by the Telecommunications Operator, and the Customer agrees to reimburse SITA for such charges. Whenever possible SITA will inform the Customer of such modifications.

8.3           All charges including the charges referred to in Article 8.2 above, will be invoiced by SITA every month and are payable by the Customer within thirty days from the date of the invoice. If the Customer does not pay any invoice in full within this thirty day period, interest on any unpaid amount will automatically and without further notice accrue, on a daily basis, as from the end of the thirty-day period up until the date on which payment is received by SITA. The rate of such late payment interest will be equal to the average LIBOR 12 months rate (as published by Reuters Service) during the preceding thirty-day period, plus an additional 1% margin, multiplied by:

•      125% for amounts due for over 30 days,

•      150% for amounts due for over 60 days,

•      175% for amounts due for over 90 days,

After the second month of delay in payment, interest charges will be due immediately, and in the event the Customer fails to pay these interest, SITA may immediately trigger suspension of the Service to the Customer.

8.4           The charges set forth in this Agreement do not include any country, state, departmental, city, local or other taxes however designated. The Customer will be responsible for any such taxes paid or payable by SITA with respect to the Service, irrespective of the country or authority to which such taxes are paid or payable.

8.5           SITA may, upon 10 days prior written notice, terminate this Agreement, disconnect the Service and repossess the Equipment if the Customer fails to pay any and/or all charges due hereunder after the 60th day from the date of invoice of such charges.

8.6           The Customer shall pay SITA all charges upon de-installation or cancellation of a Connection as specified in the Pricing Schedule and/or the SITA Service Ordering Procedures.

8.7           The Customer may dispute an invoice within twelve (12) months of the invoice date. Failing any notification of a dispute from the Customer within the twelve-month period, the Customer will be deemed to have accepted the amounts stated on the invoice.

8.8           SITA may adjust its rates and charges or impose additional fees, charges or surcharges on the Customer to recover amounts that it is required by any Telecommunications Operator to collect on its behalf, or to pay to others in support of statutory or regulatory programs, plus a commercially reasonable amount to recover the administrative costs associated with such charges or programs.

9.             Warranties & liabilities

9.1           SITA warrants that it will use the reasonable care and skill that can be expected from a competent telecommunications service provider.

9.2           To the extent permitted by law, the foregoing warranty is in lieu of any other warranty of any kind, express or implied, statutory or otherwise, including, without limitation, any warranty for latent defects or warranty as to fitness for a particular purpose. The performance levels described in the Performance Level Schedule, shall not constitute or be interpreted as explicit or implicit warranties or obligations of result. The only remedy available to the Customer under this Agreement, in case of a breach of the performance levels set forth in the Performance Level Schedule, are the credits provided for in that Schedule.

9.3           To the extent permitted by law, neither Party shall be liable to the other for any indirect, special, incidental or consequential damage, loss of revenue, profit or goodwill, either in contract, tort or otherwise, even when such damage was caused as a result of such Party’s or its subcontractors’ gross negligence.

9.4           Each Party’s liability to the other, per event or series of connected events giving rise to liability in tort or for breach of contractual obligations, will not exceed an amount of two hundred thousand (200,000) US dollars. In any event, each Party’s total liability to the other as per the terms of this Article 9.4, shall not exceed a total amount of one million (1,000,000) US dollars per contractual year.

9.5           Nothing in this Agreement shall be interpreted as excluding or limiting either Party’s liability in case of death or personal injury.

10.          Force majeure

10.1         Except as otherwise specified in this Agreement, events of force majeure and other unforeseeable events or situations beyond the control of a Party hereto, will relieve such Party from its obligations imposed by this Agreement which may not be performed as a result thereof, for so long as such event, or its consequences, continue. The other Party will have no right to claim or receive damages for any non-performance of its contractual obligations by such Party resulting from an event of force majeure.

1.	Definitions

2.	Provision of services

3.	Duration

4.	Use of the Service – Customer’s obligations

5.	Support services

6.	Ordering procedure

7.	Equipment

8.	Charges payable to SITA

9.	Warranties & liabilities

10.	Force majeure

11.	Termination

12.	Patents, copyrights and other intellectual property rights

13.	Confidentiality

14.	Modification of agreement

15.	Subcontracting

16.	Binding effect, successors and assigns

17.	Waiver

18.	Discretion in exercising rights

19.	Partial exercise of rights

20.	Entire agreement

21.	Severability

22.	Relationship of Parties

23.	Conflicting Terms

24.	Survival

25.	Governing law and arbitration

Details page

Date of agreement

Parties
SITA	Name	Société Internationale de Télécommunications Aéronautiques RC 217.548

	Address Address for notices	Avenue Henri-Matisse 14 1140 Brussels Belgium General Counsel SITA 26, Chemin de Joinville 1216 Cointrin – Geneva Switzerland Fax: +41 22 747 6176

Customer	Name	Internet Travel Technologies, Inc.

	Address	2320 Marinship Way, Suite 250 Sausalito, California, 94965, USA

	Fax	(415) 289-0879

	Attention	Mr. Gregory E. Lykiardopoulos

Recitals	A	SITA provides the telecommunication service to airlines and airports throughout the world.

	B	The customer has requested, and SITA has agreed to provide the telecommunication service in this Agreement to the Customer.

Initial Term		The Initial Term of the Agreement will be three (3) years.

Effective Date

1st day of the month following the date of execution of this Agreement by the Customer. If the Customer has not dated this Agreement the Effective Date shall be the date this Agreement is signed by SITA.

TERMS AND CONDITIONS

These Terms and Conditions govern the relationship between the Customer and SITA in relation to the supply of the Service.

1.             Definitions

“Connection” means a connection to the SITA Network via Local Access Lines or by dial-in access of equipment located at the offices of the Customer (workstation, computer equipment or any other terminal equipment), where SITA provides the Service to the Customer.

“Connection Request” or “Service Request Form” means a form, as described in the SITA Service Ordering Procedure, submitted by the Customer to SITA in accordance with the provisions of Article 6, by which the Customer requests a Connection.

“Data of Connection” means the date on which SITA has installed a Connection and performed tests confirming that the Service is functioning at such Connection.

“Equipment” means any equipment including software, required to link a Connection to the SITA Network via the Local Access Line or dial-in access, modems, routes and provided by SITA to the Customer in connection with the Service.

“Local Access Line” means a dedicated telecommunications circuit or other capacities leased from a Telecommunications Operator which permit the permanent link of a Connection to the appropriate node of the SITA Network where such connection is required in order to provide a Service.

“Local Access Line Equipment” means any equipment ancillary to the Local Access Line, which is not provided and/or owned by SITA or the Customer but which is ordered by SITA from a Telecommunications Operator or another third party, to enable the Customer to access the Service.

“PSTN” means the public switched telephone network, a voice network operated by a Telecommunications Operator.

“Service” means the services described in this Agreement and more specifically in the Service Schedule(s) which SITA provides to the Customer as per the terms of this Agreement and as specified in a Connection Request or Service Request Form.

“SITA Network” means the telecommunications network which SITA now or in the future, owns, leases or shares and uses for itself and/or on behalf of its users, excluding the Local Access Lines and Local Access Line Equipment.

“SITA Service Ordering Procedures” means the procedures for submitting connection and/or de-installation orders as described in Article 6 hereof.

“Telecommunications Operator” means a governmental or non governmental entity, authority or enterprise which (i) is empowered to own/lease and operate telecommunications circuits or other capacities and to lease these circuits or capacities to persons such as SITA and the Customer and/or (ii) is empowered with the administrative or jurisdictional powers necessary for regulating the telecommunications market. “Telecommunications Operator” may refer to the regulatory authority, the national carrier or any telecommunications operator.

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2.             Provision of services

2.1           SITA will supply the Customer with the Service in accordance with these Terms and Conditions.

2.2           Unless the Parties have agreed on specific dates for the installation of a Connection in an Implementation Schedule attached to this Agreement, SITA will endeavour to implement promptly the Service or any Service Request received from the Customer.

2.3           SITA may interrupt or reduce the Service in certain areas on a few occasions during each year, for maintenance purposes, upgrades of network equipment and other reasons. Such interruptions are very short and will usually take place during the night or at times when they will cause little disturbance to the Service. In such an event, SITA will give the Customer reasonable notice of the period during which the Service will be interrupted or reduced and will endeavour to restore the Service as soon as possible.

2.4           The Customer will fully cooperate with and provide all reasonable assistance to SITA in its performance of this Agreement including the timely provision of all information necessary for SITA to install the Service.

3.             Duration

3.1           Unless otherwise specified in a Schedule:

(a)           the Initial Term of the Agreement will be three (3) years (the “Initial Term”) commencing as from the 1st day of the month following the date of execution of this Agreement by the Customer (the “Effective Date”) unless earlier terminated in accordance with the terms and conditions set out herein; and

(b)           upon expiry of the Initial Term, this Agreement will then be automatically renewed for successive one (1) year terms, unless either Party gives written notice to the other Party of its intention to terminate the agreement at least six (6) months prior to the end of the Initial Term or any renewal thereof.

4.             Use of the Service – Customer’s obligations

4.1           Customer recognises that SITA has no control over the content of the messages and the information exchanged by the Customer by means of the Service and over the use of the Service made by the Customer.

4.2           Customer agrees to follow SITA’s reasonable instructions and security best practices as to the use of the Service and other operational procedures. In particular the Customer undertakes to keep all access credentials strictly confidential at all times without limitation of time, and not to disclose it to any third party. The Customer shall take actions to ensure non-accessibility of access credentials by third parties.

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10.2         In the event that any or both of SITA and/or the Customer is/are unable, as a result of an action or omission by a Telecommunications Operator, or any other governmental authority, to lease, obtain or provide the Service governed by this Agreement, including, among others, the Local Access Lines, Local Access Lines Equipment, or is prevented from importing Equipment in to a country, such inability will be deemed to constitute an event of force majeure and, as such, will not constitute a breach of this Agreement.

11.          Termination

11.1         If the Customer is a member of SITA, then SITA may terminate this Agreement on notice to the Customer if the Customer ceases to be a member of SITA.

11.2         Either Party may immediately terminate this Agreement by giving notice in writing to the other Party, in the following events:

(a)           if the other Party commits any material breach, non-observance or non-performance of its obligations hereunder and does not remedy the same within ninety (90) days of receipt of written notice of such failure or breach.

(b)           if an order is made or an effective resolution is passed for the dissolution or winding up of the other Party except for the purposes of an amalgamation, reorganisation, bulk transfer of assets or merger

(c)           if a creditor takes possession of or a receiver is appointed over the whole or any material part of the undertaking or assets of the other Party

(d)           if the other Party becomes insolvent or makes any special or general assignment for the benefit of its creditors or is the subject of a voluntary or involuntary filing under the bankruptcy laws of any jurisdiction.

11.3         This Agreement may be terminated in accordance with Article 8.5.

11.4         On termination of this Agreement for any reason, the Customer will immediately return any and all Equipment, Local Access Line Equipment, or other property of whatever kind and nature, provided for the delivery of a Service under this Agreement.

12.          Patents, copyrights and other intellectual property rights

12.1         The Customer recognises that all intellectual property rights in the software programs or other materials provided by SITA to the Customer pursuant to this Agreement, are either licensed to, or are the property of SITA, and nothing contained herein shall be deemed to convey any title or ownership interest therein to the Customer. The Customer’s only right with respect to such intellectual property rights is the right to use such intellectual property rights in relation to the Service provided by SITA and in accordance with the provisions of this Agreement.

12.2         If at any time, an allegation of infringement of copyright or other intellectual property right is made against the Customer by a third Party in respect of the Service or Equipment, the Customer undertakes to immediately inform SITA of such alleged infringement or claim. SITA shall then have the right to replace or modify the Equipment or any infringing part of the Service so as to avoid the infringement, provided that such modification does not substantially alter the Service as previously rendered to the Customer. Should this be insufficient to prevent damages from occurring, SITA undertakes to indemnify the Customer for any damages, costs and expenses finally awarded against the Customer by a court or arbitral tribunal as a result of the claim(s) brought by a third Party for alleged infringement of its intellectual property rights, provided that the Customer does not make any admission as to the claim(s) or other statement prejudicial to SITA and in due course authorizes SITA to start negotiating or litigating on the Customer’s behalf. The Customer agrees to give SITA all reasonable assistance in such negotiation or litigation.

13.          Confidentiality

13.1         In this Article 13, “Confidential Information” means the contents of this Agreement and all information disclosed (whether in writing, or orally or whether directly or indirectly) by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) whether before or after the Effective Date, including information relating to the Disclosing Party’s products and Services, operations, customers and prospects, know-how, design rights, trade secrets, market opportunities and/or business affairs.

13.2         During this Agreement and for 3 years after termination or expiry of this Agreement for any reason the Receiving Party:

(a)           may not use Confidential Information for any purpose other than the performance of its obligations or the exercise of its rights under this Agreement;

(b)           may not disclose Confidential Information to any third party; and

(c)           shall use best efforts to prevent the unauthorized use or disclosure of Confidential Information.

13.3         The restrictions imposed by Article 13.2 shall not apply to the disclosure of Confidential Information:

(a)           that is now in, or hereafter comes into the public domain otherwise than by the Receiving Party’s breach of this Agreement;

(b)           that is required by law to be disclosed to any person who is authorized by law to receive the same;

(c)           to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the Receiving Party is a Party in a case where such disclosure is required by such proceedings.

13.4         Where the Receiving Party is required to disclose any Confidential Information pursuant to Articles 13.3(b) and 13.3(c), it shall give as much advance notice thereof to the Disclosing Party where practicable and permissible to do so. The Receiving Party shall use its reasonable efforts to limit the extent of any such disclosure.

14.          Modification of agreement

Subject to Clause 20 hereof, no waiver or modification of this Agreement or of any of its provisions, shall be valid unless in writing and executed by duly authorized representatives of both Parties.

15.          Subcontracting

The Customer agrees that SITA has the right to subcontract all or part of its obligations hereunder. The use of any sub-contractor will not modify SITA’S obligations towards the Customer.

Upon the Customer’s request, SITA agrees to inform the Customer of any sub-contractor used.

16           Binding effect, successors and assigns

16.1         This Agreement may not be assigned by either Party without the prior consent of the other Party, which will not be unreasonably withheld.

16.2         Subject to Article 16.1, all the terms and conditions of this Agreement shall be binding and shall inure to the benefit of the Parties and their respective successors and assigns.

17.          Waiver

The failure of either Party to enforce any provision of this Agreement or to exercise any power given to it under this Agreement will not waive its right subsequently to enforce such provision or exercise such right.

18.          Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.

19.          Partial exercise of rights

If a party does not exercise a right or remedy fully at a given time, then the party may still exercise it later.

20.          Entire agreement

SITA and Customer represent that this Agreement, including its schedules and exhibits and documents referred to herein, constitutes the entire agreement between SITA and Customer with respect to the subject matter of this Agreement, and SITA and Customer agree that all other prior agreements, proposals, representations and other understandings concerning this Agreement, whether oral or written, are superseded and replaced in their entirety by this Agreement.

SITA Service Ordering Procedures and SITA Directory of Network Services are made available to the public via the Internet. SITA reserves the right to change SITA Service Ordering Procedures and SITA Directory of Network Services at any time. The Customer’s continued use of SITA’s Services constitutes the Customer’s agreement to SITA Service Ordering Procedures and SITA Directory of Network Services that are in effect at the time the Customer use the Services.

21.          Severability

If one or more provisions of this Agreement is at any time found to be invalid by a court, arbitral tribunal or other forum of competent jurisdiction or is otherwise rendered unenforceable, such provision or provisions will be severable from this Agreement so that the validity or enforceability of the remaining provisions of this Agreement will not be affected.

22.          Relationship of Parties

The relationship of the parties established by this Agreement is solely that of independent contractors, and nothing contained in this Agreement will be construed to (a) give any party the power to direct and control the day-to-day activities of the other; or (b) constitute such parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking; or (c) make either party an agent of the other for any purpose whatsoever. Neither party nor its agents or employees is the representative of the other for any purpose and neither has the power or authority to act as agent, to represent, act for, bind or otherwise create or assume any obligations on behalf of the other.

23.          Conflicting Terms

The various terms and conditions of this Agreement will be construed to avoid contradiction. If there is a conflict among these Terms and Conditions and the terms and conditions of a schedule forming part of this Agreement, the terms and conditions of such schedule will prevail.

24.          Survival

The following Clauses will survive termination of this Agreement and will remain in full force and effect following the termination of this Agreement: Articles 1, 11, 13, 24 and 25.

25.          Governing law and arbitration

25.1         This Agreement shall be governed by and construed in accordance with the laws of Belgium.

25.2         All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with the said rules. The Parties hereto request the ICC Court of Arbitration to attempt to appoint an arbitrator who is knowledgeable in the area of telecommunications; if no such arbitrator can be appointed, the normal appointment process shall apply.

25.3         The arbitration will take place in Brussels, Belgium in the English language.

EXECUTED as an agreement

SIGNED for and behalf of	)
SITA by its duly authorised	)
representative:	)	/s/ Dan Ebbinghaus
(Signature)
Print name: Dan Ebbinghaus
Title: President – The Americas
Date:

SIGNED for and behalf of	)
Customer	)
By its duly authorized representative:	)	/s/ Gregory E. Lykiardopoulos
(Signature)
		Print name:	GREGORY E. LYKIARDOPOULOS
		Title	PRESIDENT.
		Date:	09/03/04

This Agreement needs to be returned to SITA within five (5) working days of signature by the Customer in order for the Effective Date of this Agreement to be the date signed by the Customer.

Services Schedule

Unless otherwise provided in this Schedule, SITA will provide to the Customer the Services described in the SITA Directory of Network Services under the relevant service schedule(s) which are incorporated into this Agreement as posted at www.sita.aero on the Effective Date.

IP VPN

IP VPN is SITA’s managed IP solution, providing scaleable, any to any, high quality, secure, IP access worldwide. IP VPN provides a platform for secure internetworking services. IP VPN builds a Virtual Private Network (VPN) for a customer based on shared MPLS infrastructure within the SITA network and dedicated infrastructure at customer site(s). The dedicated infrastructure comprises:

•       Cisco CE (Customer Edge) router

•       Cisco IOS software running on the CE router

IP VPN is delivered over SITA’s IP Core Network (ICN). IP VPN provides all the flexibility and accessibility of the public Internet without the disadvantages of poor service quality, no end to end management and weak security. SITA are responsible for design, build and management of the customer VPN. IP VPN service elements include:

•                  Provisioning, configuration and maintenance of CE routers

•                  Provisioning of the IP port and leased line that connects the CE to the closest SITA point of presence

•                  Configuration, maintenance and management of CE router and IOS

•                  Customer access to intranet information via web-based tools; Web-vision and TT-vision

•                  Comprehensive end to end SLAs

IP VPN Features include:

•                  Choice of Silver, Gold and Platinum service:

Silver:

•      Positioned as the basic service of SITA IP VPN ;

•      A simple start to the IP VPN solution to obtain an any-to-any enabled IP VPN plug;

•      New site VPN connection without going into application prioritisation where it is not necessary;

•       Unique COS – 100% of the IP bandwidth - No traffic prioritization.

Gold:

•      Standard option for SITA IP VPN offer;

•      Standard profile for CoS Management;

•      Simple approach of bandwidth allocation/distribution per CoS for data application classification/priority;

•      Data Classes of Service – Standard CoS profiles: (60%-D1, 30%-D2, 10%-D3, 66%-D1, 33%-D2, 100%-D2);

•      Data traffic prioritization.

Platinum:	• Opens the Customer IP VPN to the Voice Over IP and Video worlds; • Optional convergence services: off-net, contract center, etc.; • Multimedia: voice class, video class, plus Gold standard profiles.

Flexible Options:

•      For Customers who already have in depth knowledge of the behaviour of their applications;

•      For Gold and Platinum service types;

•      Enhanced and optimised design for the Customer;

•      Application analysis on request.

•      Classification and prioritization of traffic through Class of Service (Gold and Platinum only)

•      Network convergence integrating data with voice, video (Platinum only)

•      Optional mission critical designs

•      Multi-protocol support

The SITA service boundary for IP VPN is from the LAN interface on a remote CE router (A) to the LAN interface on CE router (B) at another customer location. Service levels are provided within the service boundary only.

Service availability is subject to local technical and regulatory conditions.

LINK SERVICE

The means to connect to the Network

Link Service covers the provision, maintenance and supervision of a modem or a Network Terminal Unit necessary to access the SITA Network and use the Service. It also includes the supervision of the Local Access Lines ordered by SITA from the Telecommunications Operator.

Typical applications

•                     Direct access: all direct access services, such as X.25 Direct Access, Frame Relay etc.

Key Service Features

Fully managed service: should problems occur with the Local Access Line this will be detected and reported to the Telecommunications Operator.

Maintenance: modems are maintained by SITA as per SITA’s standard conditions.

Service availability is subject to local technical and regulatory conditions.

SERVICENET SERVICE

ServiceNet is a network architecture, based on the IP-VPN IP Global Network (IGN). Each ServiceNet (WorldspanVendor being one ServiceNet) is an extranet (multi-customer IP network) with a client-server architecture giving a number of customers (clients\end users) access to remotely hosted applications/services.

In order to access a service the client must first be authorized to use that service by the service provider. The IP access is then configured so that the client access is restricted to specific service provider(s). No client-to-client communication is permitted.

ServiceNet shares many of the features of IP-VPN. The main exception is the “many-to-one” architecture of ServiceNet versus the “any-to-any” networking of IP-VPN. Client to client access is specifically restricted for security reasons. Consequently the size of the ServiceNet community is transparent to the client\end users.

Service elements:

ServiceNets are always composed of 2 elements:

1)            SITA IP Access

Connection options: IP-VPN, Intranet Connect, AeroNet, LAN Access or Frame Relay. Gateways enable access for LAN Access, Frame Relay and Intranet Connect (IPNET) customers. The preferred connection option is IP-VPN or Intranet Connect.

Access from existing customer intranets.

SITA’s ServiceNet architecture creates a gateway between ATC services and the customer’s intranet. Where a customer has built an intranet with IP-VPN, Intranet Connect, LAN Access, or frame relay with the customer managed routers, access from the customer intranet to the service can be enabled through a simple configuration change. No new hardware is or throughput needs to be configured, therefore leveraging the customer’s IP investment.

Access from stand alone routers.

SITA’s ServiceNet services are also available to customers with no existing IP infrastructure. A single stand alone IP-VPN router may access one or any number of ServiceNet services

2)            Application

Provided by either SITA (e.g. Gabriel for ISnet) or by third parties (e.g. EUROCONTROL, SAP)

Features:

SITA IP Access

•                  High Performance. SITA IP-VPN high-speed backbone gives industry leading IP network performance (MPLS technology/Cisco high-speed routers).

•                  Fully managed client-server topology

•                  Helpdesk support

•                  Global coverage. Access in >200 countries

•                  Highly Resilient for mission critical applications

•                  High levels of security

•              Access managed by SITA infrastructure

•              Private community solution for the ATC

•              No access to the public Internet

•                  Flexible. Access to multiple ServiceNet services from the same IP connection

IP Addressing

Globally unique, public (registered) addressing is a requirement for ServiceNet access.

SITA can assign globally unique, registered address space to SITA members through its IP address assignment policy and process. Customers already using private addressing within their VPN can use the NAT (Network Address Translation) service that allows private addresses on the LAN side of the CE router to be translated into a public address on the WAN side of the router. This is fully described in the IP Address Assignment documentation.

Service availability is subject to local technical conditions and regulations.

PRICING SCHEDULE

In consideration of the Services provided to Customer under this Agreement, the Customer agrees to pay the following charges to SITA:

1.             Pricing terms and conditions

1.1          Charges

The special service charges set out herein shall become effective as from the Effective Date of this Agreement between SITA and the Customer and shall apply throughout the duration of the Agreement.

1.2          Currency

All special charges are expressed in United States Dollars (US$), unless stated otherwise in this document, and shall be paid in such currency unless stated or otherwise mutually agreed in writing by the parties.

1.3          Validity of the charges

The availability of services covered by this document is subject to local technical and regulatory conditions.

The rates are valid for the three (3) year term of the Agreement and for the term of the automatic renewal period, if any.

2.             Default rate

For services and options described herein where price is defined as “available upon request” and any other SITA services or options, the Customer and SITA shall agree on the prices in writing prior to the ordering of such services by the Customer.

Where the prices for such services or options have not been agreed in advance or otherwise provided in this schedule, the charges applicable shall be as per the SITA standard price list applicable at the time such service or options are delivered to the Customer.

3.             IP VPN service

3.1          Introduction and pricing structure

The pricing structure for the IP VPN service is composed of:

•                  One-time installation charges: installation of the IP VPN Service and installation of the appropriate LAN router.

•                  Monthly service charges: the access router at the Customer’s site, the Connection to the network and the connectivity for exchanges with any other of the Customer’s IP VPN Connections (any-to-any connectivity). Different tarriffs apply for International or Domestic connectivity and for the Service Type (Silver, Gold, Gold flexible, Platinum and Platinum flexible) selected by the Customer. Where available, domestic connectivity requires at least 80% of the Customer’s traffic to be exchanged within the country, otherwise International connectivity charges will apply.

•                  Option charges: Router interface, Contingency and other options.

•                  One-time disconnection and handling charges: Management of disconnections and change requests.

3.2          IP VPN charges

3.2.1       One-time installation charges

A one-time installation charge of US$ 1 400.00 per Connection will apply.

3.2.2       Monthly service charges

Monthly service charges per Connection:

Monthly charges in US$			International	Domestic
[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

128	CS26xx	Silver	570	435
		Gold	660	490
		Gold F1	705	520
		Platinum	730	535

192	CS26xx	Silver	685	500
		Gold	800	570
		Gold F1	860	610
		Platinum	890	625

256	CS26xx	Silver	790	570
		Gold	930	660
		Gold F1	1 005	705
		Platinum	1 040	730

Surcharge/Rebate for other router model

From CS26xx to	CS8xx	CS16xx	CS17xx	CS25xx	CS366x	CS36xx	CS37xx	CS47xx	CS72xx	CS75xx

U.S.A.	-105	-35	-55	-10	460	205	450	425	370	1080

Note: the same charges apply for IP VPN Platinum and Platinum Flexible Service Types. Prices for router series CS26xx will also apply to CS26xxXM series. Prices applicable for router series CS36xx do not apply to CS366x for which specific price apply.

3.2.3       Option charges

3.2.3.1    Monthly router Interface charges

Please refer to “Router interface charges” in a subsequent section of this document.

3.2.3.2    Contingency charges

Mission critical options description

Contingency option	Option description	Dual Router	Contingency charges applicable	Other Charges applicable
NAS back-up	access through X28, PPP	No
	dial via ISDN or PSTN, in case of local access line failure, with possibility of a secondary (dual) router	Yes	• Dual router surcharge • Out Of Band (OOB) management	X28 and PPP Dial charges - available upon request

ISDN around	ISDN call to bypass the	No	• ISDN around the cloud charge
the cloud	network, with possibility of a secondary (dual) router.	Yes	• ISDN around the cloud facility • Dual router surcharge • Out Of Band (OOB) management

Dual	dual connection, with	No	• Dual connection surcharge	Link Service and local
connection shadow access	possibility of a secondary (dual) router.	Yes	• Surcharge for Dual router and Dual connection	access line charges will also apply on the secondary connection (refer to “Network access charges” of this document)

ISDN Dial Back-up	in case of local access line failure, high speed digital dial back-up over the Public ISDN network.	No		ISDN Dial back up (refer to “Network access charges” of this document)

3.2.3.2.1        Contingency one-time installation

Charges in US$	Dual connection	Dual Router	Both dual connection and router
One-time contingency installation charge	50% of IP VPN install charge	50% of IP VPN install charge	100% of IP VPN install charge

3.2.3.2.2        Contingency monthly service charges

Contingency options requiring dual connection and/or router will be subject to a surcharge on the IP VPN main site charges, as follows:

Contingency Charge in % of the main site monthly charges	Dual connection	Dual Router	Both dual connection and router
Monthly Contingency service charge	+20%	+20%	+40%

Contingency options - other contingency features:

Other Contingency features	Monthly charge in US$ per router
Out of band management via PSTN	25.00
Out of band management via ISDN	15.00
ISDN around the cloud facility	50.00

3.2.3.3    Other options

Option description	Charge in US$ per router
Enhanced support – 7 days x 24 hours coverage (response within 4 hours) monthly charge	75.00
Enhanced support – 7 days x 24 hours coverage (response within 3 hours) monthly charge	125.00
Cascaded link – one-time installation charge for 1 to 8 additional ports configured	500.00
Cascaded link – one-time installation charge for 9 to 16 additional ports configured	900.00
Cascaded link – one-time installation charge for 17 to 24 additional ports configured	[ILLEGIBLE]
Cascaded link – one-time installation charge for 25 to 32 additional ports configured	1,650.00
Cascaded link – one-time installation charge for 33 to 40 additional ports configured	2,000.00
Cascaded link – monthly charge per serial port used	50.00
Airline router service – Airline protocol software monthly charge	[ILLEGIBLE]
CAS facility / Remote LAN Access - monthly charge	50.00

Note: Enhanced support response times are valid for sites within 50km from a Service Centre.

3.2.4       Disconnection and handling charges

Description	One-time charge in US$	[ILLEGIBLE]
Disconnection charge	500.00	/ connection
One-time charge for hardware reconfiguration (additional interface, memory extension) after initial set-up	500.00	/ reconfiguration
Change order (after Order Acknowledgement)	100.00	/ order
Cancelled order (after Order Acknowledgement)	300.00	/ order
Configuration change to be handled within a week (standard)	100.00	/ change
Configuration change to be handled within 72 hours (express)	200.00	/ change
Configuration change to be handled within 24 hours (expedite)	500.00	/ change

3.3          IP VPN specific terms and conditions

Minimum duration:  All IP VPN connections ordered under an Agreement between the Customer and SITA have to be maintained within SITA for a minimum period of 18 months commencing from the Date of Connection. In the event the Customer, prior to the end of this 18-month period, cancels any of the connections the full remaining monthly charges will be billed to the Customer.

Notice period for disconnection of a network connection:  Cessation of a Connection requires two (2) months prior notice in accordance with the SITA Service Ordering Procedures. Charges will apply from the Date of Cessation Request, as defined in the SITA Service Ordering Procedures, for a period of two (2) months.

4.             Router interface charges

For any router based service (IP VPN, LAN Access, ATeX, Internet Direct), a monthly service charge for the provided router interface applies in addition to the monthly service charge.

Interface Option	Monthly charge in US$	Description
[ILLEGIBLE]
NM-IE	50	1-Port Ethernet
NM-IEIR2W	151	1 Ethernet 1 Token Ring 2 WAN Card Slot
NM-FE2W	115	1 10/100 Ethernet 2 WAN Card Slot
NM-2E3W	125	2 Ethernet 2 WAN Card Slot
NM-2FE2W	160	2 10/100 Ethernet 2 WAN Card Slot
NM-4A/S	65	4-Port Async/Sync Serial
NM-4B-S/T	55	4-Port ISDN-BRI
NM-SA/S	121	8-Port Async/Sync Serial
WAN Interface Cards
WIC-IS-S/T	26	1-Port ISDN (dial and leased line)
[ILLEGIBLE]	36	1-Port ISDN with NT-1 (dial and leased line)
WIC-2A/S	27	2-Port Async/Sync Serial

Note:

•              For any other interface not listed in this section, price is available on request.

•              The Monthly service charge already includes the provision of one interface card WIC-IT or WIC-2T for routers of the series CS16xx, CS17xx, CS26xx, CS36xx, CS366x, CS37xx.

5.             Monthly minimum guarantee

The Customer agrees to pay a monthly minimum guarantee of US$ 2,200 per month when the actual monthly service, option and usage charges related to the use of the below services fall below this minimum:

•      IP VPN

Network access charges (as described in a subsequent section of this document) are excluded and shall not count towards this minimum. The monthly minimum guarantee will apply as from the 7th month of activity following the effective date of the Agreement and shall apply until expiry of the Agreement.

6.             ServiceNet

6.1          Introduction and pricing structure

ServiceNet is an architecture that enables customers to access a range of Air Transport applications via their existing IP infrastructure, whether IP VPN, LAN Access or ATeX services. Each ServiceNet is based on an application or group of applications.

The pricing structure for ServiceNet is composed of:

•              A one time installation charge: for SAPNet only.

•              A monthly service charge: Gateway fee to access the ServiceNets. This covers the provision of a shared service infrastructure and the traffic across the network. Gateway fees may be applied per customer VPN or per router configured with ServiceNet access.

•              Accessed application:  The above charges cover only the network access to the application. It does not cover the usage, content and availability of the application. The application services will be charged by each application provider as per specifically agreed pricing terms and conditions.

6.2          ServiceNet charges

For ServiceNet, the following monthly service charges will apply:

ServiceNet	Monthly charges in US$	Gateway charge applies per	Service Provider	Applications available
GalileoVendor	1350	Customer VPN	Galileo
Worldspan Vendor	1350	Customer VPN	Worldspan

7.             Network access charges

7.1          Local access line charges

Local Access Line installation, removal and monthly rental charges will be re-charged to the Customer by SITA at cost. This document may include budgetary quotes for the Local Access Lines but these are indicative only.

7.2          Link service charges

The Link service charge covers the surveillance of the Local Access Line (up to 2048 kbps capacity) and the provision and maintenance of the equipment (modems, Digital Service Units) to operate the line (including provision of spares, repair and on-site maintenance). The charged includes an on-site response time of 4 hours, for Customer sites that are within 50km of a Service Center, during normal working hours.

A half link service charge applies when equipment is provided by the local carrier or for access through Public Data Network.

A one-time installation charge applies when SITA provides the equipments at both ends of the Local Access Line.

		Monthly Charge in US$
Country	ILLEGIBLE	ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
U.S.A.	350	70	150	175

(*) Installation charge does not apply for half link services.

7.3          PSTN Dial back-up charges (Optional)

For PSTN Dial back-up on analogue access circuits, the dial back-up option is charged at 20% of the corresponding Link Service charge. The PSTN subscription and usage are charged to the Customer.

For PSTN Dial back-up on digital access circuits, the dial back-up option is charged at 85% of the corresponding Link Service charge to cover the provision of the analogue DBU modules. The PSTN subscription and usage are charged to the Customer.

7.4          ISDN Dial back-up charges (Optional)

For ISDN Dial back-up, the set-up and monthly charges cover the installation and rental of the ISDN equipment and of the ISDN DBU line, and call charges initiated by SITA. This does not include the provision and rental of the ISDN line(s) on the Customer side because SITA may be precluded from ordering these due to local regulations or because the Customer may already have an ISDN Connection.

ISDN A-end service: Cover the service and provision of the back up equipments at SITA and Customer’s ends, the provision and usage of ISDN line at SITA’s end only.

ISDN B-end (End-to-End) service: Cover the service and provision of the back up equipments at SITA and Customer’s ends, the provision of the ISDN lines at Customer’s and SITA’s ends, the usage (I.e the calls) from SITA’s end only.

	A-end Monthly Charge in US$				B-end Monthly Charge in US$
Country	64 kbps	128 kbps	256 kbps	384 kbps	64 kbps	128 kbps	256 kbps	384 kbps
U.S.A.	300	400	550	900	420	500	660	1030

Installation charge	650	900	1400	1400	1400	1900	2900	2900

PRICING SUMMARY

GRS NETWORK

MAIN SITE - WITHOUT DUAL RESILIENCY

All charges in US$

							Service &		Access		Grand total
					Service	Nbr of	Installation	Monthly	Installation	Monthly	Installation	Monthly
	Location	Speed	Coverage	Router	Type	Units	Charge	Charge	Charge	Charge	Charge	Charge
IPVPN
							1400	570	1350	425	2750	995
	Total for IPVPN					1	1400	570	1350	425	2750	995

ServiceNet						Nber of Access
							0	1350			0	1350
							0	1350			0	1350
	Total for ServiceNet					2	0	2700	0	0	0	2700

NEW - GRAND TOTAL DETAILED INDICATIVE QUOTATION							1400	3270	1350	425	2750	3695